Exhibit 99.1

Semler Scientific, Inc. Appoints Managed Care Leader Abbie Leibowitz, M.D., to its Board of Directors

PORTLAND, Ore. – June 26, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk-assessment company whose mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, today announced the appointment of Arthur “Abbie” Leibowitz, M.D., F.A.A.P., to the company’s board of directors. Dr. Leibowitz is an expert in managed care, health benefits and insurance, and has extensive experience in the assessment of coverage of new technologies by large health plans. He has also authored numerous articles and book chapters on population health management.

“Semler will greatly benefit from Dr. Leibowitz’s background in direct business development and building leading-edge solutions for the complex healthcare system,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “He is a leader in the payor community, which is a key market for our products, and we are delighted to have join our board of directors.”

Dr. Leibowitz has over 40 years of experience in healthcare, with more than 25 years in leading positions with several healthcare companies. Since 2001, Dr. Leibowitz has been co-founder, chief medical officer and executive vice president at Health Advocate, Inc., a health advocacy and assistance company that provides support and helps consumers navigate the healthcare system. Health Advocate’s clients include more than 10,000 small, medium, and large sized companies, not-for-profit organizations and associations, schools, colleges and universities, unions, health plans, and third party administrators across the U.S. Prior to his role at Health Advocate, Dr. Leibowitz served as executive vice president of digital health strategies and a member of the board of directors at Medicologic, Inc., where he was responsible for developing healthcare data, information services and strategies targeted at users of the company’s electronic medical record system, as well as data customers including payors, pharmaceutical companies, employers, regulatory and government agencies. Dr. Leibowitz served as vice president, medical delivery systems and chief medical officer at Aetna U.S. Healthcare, from 1996 to 2000, where he directed medical affairs and policies for one of the largest health benefits companies in the nation. In this role he was responsible for clinical policy development, technology assessment, patient management activities, and quality improvement programs. From 1993 to 1996, Dr. Leibowitz was the vice president, health delivery, corporate medical director at U.S. Healthcare, where he coordinated the expansion of medical programs regionally into eight new markets. Abbie had also served as vice president, health delivery, and a network medical director at U.S. Healthcare, from 1987 to 1993. From 1975 to 1987, Dr. Leibowitz was the senior physician at Drexel Hill Pediatric Associates, where he established 7-physician pediatric group practice serving a large and diverse urban/suburban patient population. Dr. Leibowitz received both his B.A. and M.D. degrees from Temple University.

Dr. Leibowitz will replace Will Chang who resigned from Semler’s board. The size of Semler’s board remains at seven.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec® received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec® in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additional information about Semler can be found at www.semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

####